Exhibit 4.1
DESCRIPTION OF ALTUS MIDSTREAM COMPANY’S SECURITIES
Altus Midstream Company (“Altus” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”).
The following is a summary of the rights of the holders of Class A Common Stock. This summary should be read in conjunction with, and is qualified in its entirety by, the related provisions of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which is incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 13, 2018, SEC File No. 001-38048; the Company’s Bylaws (the “Bylaws”), which is incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed on March 7, 2017, SEC File No. 333-216514; and applicable Delaware law, including the Delaware General Corporation Law (the “DGCL”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Annual Report on Form 10-K to which this exhibit is attached.
Authorized Capital Stock
The Company’s authorized capital stock consists of: (i) 1,500,000,000 shares of Class A Common Stock; (ii) 1,500,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock” and, together with the Class A Common Stock, “Common Stock”); and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of December 31, 2019, the Company had 74,929,305 shares of Class A Common Stock, 250,000,000 shares of Class C Common Stock, and no shares or Preferred Stock issued and outstanding. The number of shares of Class A Common Stock and Class C Common Stock issued and outstanding varies from time to time.
Common Stock
Voting
Each share of Common Stock entitles the holders thereof to one vote on all matters to be voted on by the Company’s stockholders. Holders of the Class A Common Stock and holders of the Class C Common Stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. In addition, holders of Class C Common Stock, voting as a separate class, are entitled to approve any amendment, alteration, or repeal of any provision of the Certificate of Incorporation that would alter or change the powers, preferences, or relative, participating, optional, or other or special rights of the Class C Common Stock.
Unless specified in the Certificate of Incorporation (including any certificate of designation of Preferred Stock) or the Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of Common Stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividends
Subject to the rights of the holders of any outstanding series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratable dividends when, as, and if declared by the Board of Directors of the Company (the “Board”) out of funds legally available therefor. Holders of Class C Common Stock are not entitled to any dividends from the Company.
Liquidation Distributions
In the event of a liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. Holders of Class C Common Stock are not entitled to receive any of the Company’s assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company.
Transfer Restrictions
Holders of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Company), to the extent permitted by the second amended and restated limited partnership agreement of Altus Midstream LP (the “Amended LPA”), and provided that such holder also simultaneously transfers an equal number of such holder’s common units representing limited partner interests in Altus Midstream LP (“Altus Midstream”)(“Common Units”) to such transferee in compliance with the Amended LPA.
No Preemptive or Similar Rights
The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock.
Related Redemption Rights
Apache Midstream LLC, a Delaware limited liability company and wholly-owned subsidiary of Apache Corporation (“Apache Contributor”) owns 100% of the Class C Common Stock and 250,000,000 Common Units in Altus Midstream. Apache Contributor generally has the right to cause Altus Midstream to redeem all or a portion of Apache Contributor’s Common Units in exchange for shares of Class A Common Stock or, at Altus Midstream’s option, an equivalent amount of cash; provided that the Company may, at its option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon any redemption or exchange of Common Units held by Apache Contributor, a corresponding number of shares of Class C Common Stock held by Apache Contributor will be cancelled.
Fully Paid and Nonassessable
All of the outstanding shares of Class A Common Stock are fully paid and nonassessable.

Listing
The Class A Common Stock is listed on The Nasdaq Stock Market LLC under the trading symbol “ALTM.”
Anti-Takeover Provisions in the Certificate of Incorporation, Bylaws, and Applicable Law
Provisions of the Certificate of Incorporation and Bylaws may delay, defer, prevent, or otherwise discourage transactions involving an actual or potential change in control of the Company or change in its management, including transactions in which stockholders might otherwise receive a premium for their shares or that stockholders might otherwise deem to be in their best interests. Among other things, the Certificate of Incorporation and Bylaws provide that:

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newly-created directorships resulting from an increase in the number of directors and any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

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stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and be stockholders of record entitled to vote at such meeting on the date of the giving of such notice, and also specify requirements as to the form and content of a stockholder’s notice;

•	stockholders may not act by written consent in lieu of a duly called annual or special meeting of stockholders;

•	stockholders may not call a special meeting; and

•	no stockholder shall have cumulative voting rights for the election of directors.
In addition, as a Delaware corporation, the Company is subject to the provisions of Section 203 of the DGCL, which prohibits the Company, subject to certain exceptions described below, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent (15%) or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,
in each case, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than ten percent (10%) of the Company’s assets. However, the above provisions of Section 203 do not apply if:

•	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of the Company’s stockholders, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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